Exhibit 10.1

AMENDMENT NO. 2 TO EMPLOYMENT LETTER

This AMENDMENT NO. 2 TO EMPLOYMENT LETTER (this “Second Amendment”) is made this 5th day of March, 2015 between EMERSON RADIO CORP. (the “Company”) and ANDREW L. DAVIS (the “Officer”), with a current mailing address of 152 Wellington Road, Garden City, New York 11530.

WITNESSETH THAT:

WHEREAS, the Company and the Officer entered into an Employment Letter dated July 6, 2007 and effective as of August 1, 2007 (the “Original Employment Agreement”), as amended pursuant to Amendment No. 1 to Employment Letter between the Company and the Officer dated September 10, 2010 and effective as of September 3, 2010 (the “First Amendment;” the Original Employment Agreement, as amended by the First Amendment, the “Employment Agreement”); and

WHEREAS, the Company and the Officer desire to memorialize the Company’s agreement to: (a) increase the Officer’s base salary, retroactive to January 1, 2015; and (b) subject to the terms and conditions set forth in this Second Amendment, (i) pay to the Officer a Retention Bonus and (ii) provide the Officer with Severance Payments following a Qualifying Termination.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Officer hereby agree as follows:

1. Certain Definitions: Capitalized terms used in this Second Amendment, but not otherwise defined herein, shall have the meaning set forth below in this Section 1:

(a) “Cause” shall have the meaning set forth in paragraph 4(c) of the Employment Agreement; provided, however, for purposes of both the Employment Agreement and this Second Amendment, no act or failure to act, on the part of the Officer, shall constitute “Cause” unless it is done, or omitted to be done, by the Officer in bad faith or without the Officer’s reasonable belief that his action or omission was (i) in the best interest of the Company, (ii) necessary to preserve the Company’s or the Employee’s own reputation (e.g., the Employee refuses to comply with a directive that he reasonably believes is unethical or immoral) and/or (iii) required to comply with applicable laws, rule or regulations.

(b) “Disability” shall have the meaning set forth in the Employment Agreement.

(c) “Good Reason” means the occurrence of any of the following events, in each case, without the Officer’s consent: (i) a reduction in the Officer’s Base Salary (as defined below); (ii) a material diminution in the Officer’s position (other than temporarily due to illness or injury or as required by applicable law); (iii) a material breach of the Company’s payment obligations to the Officer; or (iv) the Officer is directed by the Company to engage in conduct that he reasonably believes is unlawful, unethical or immoral. “Good Reason” shall not be deemed to exist, however, unless (A) the Officer shall have given written notice to the Company specifying in reasonable detail the circumstance or condition that the Officer alleges constitutes “Good Reason” within thirty (30) days after the Officer first obtains knowledge (or should reasonably have obtained knowledge) of the first occurrence of such circumstance or condition and the Company shall have failed to cure any such circumstance or condition within thirty (30) days of receipt of such written notice, and (B) the Officer actually terminates employment within ninety (90) days after the Officer first obtains knowledge (or should reasonably have obtained knowledge) of the initial occurrence of the circumstance or condition. If the Officer fails to provide this notice and cure period prior to the Officer’s resignation, or the Officer resigns more than ninety (90) days after the Officer first obtains knowledge (or should reasonably have obtained knowledge) of the initial existence of the circumstance or condition, the Officer’s resignation will not be deemed to be for “Good Reason and any claim of such circumstance or condition as “Good Reason” shall be deemed irrevocably waived by the Officer.

(d) “Qualifying Termination” means a Without Cause Termination or a resignation by the Officer for Good Reason.

(e) “Release Agreement” means a separation and general release agreement (in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion), pursuant to which the Officer fully and irrevocably releases and discharges the Company, its affiliates and each of their respective officers, directors, shareholders, partners, managers, members, agents, employees and other related parties, from any claims and causes of action of any kind whatsoever, including, but not limited to, claims and causes of actions arising out of the Officer’s employment or termination of employment, but excluding claims and causes of action arising solely out of the obligations of the Company to provide any unpaid installments of the Retention Bonus and the Severance Payments, in each case, after a Qualifying Termination pursuant to the express provisions of Sections 3 and 4 of this Second Amendment.

(f) “Without Cause Termination” means the involuntary termination of the Officer’s employment by the Company (or its successor) other than for (i) Cause, or (ii) due to the Officer’s death or Disability.

2. Base Salary. Effective January 1, 2015, the Officer’s base salary (“Base Salary”) shall be increased from $317,625.00 on an annualized basis to $333,506.25 on an annualized basis.

3. Retention Bonus. Subject to the terms and conditions of this Section 3, the Company will pay to the Officer a retention bonus (the “Retention Bonus”) in the aggregate amount of $166,753.00 (less applicable withholdings and deductions). The Retention Bonus shall be payable in three (3) installments as follows: (a) $41,688.25 (less applicable withholdings and deductions) on March 31, 2015; (b) $41,688.25 (less applicable withholdings and deductions) on June 30, 2015; and (c) $83,376.50 (less applicable withholdings and deductions) on August 31, 2015, subject, in each case, to the Officer either (i) continuing to be employed with the Company on the applicable Retention Bonus installment payment date or (ii) having incurred a Qualifying Termination prior to the applicable Retention Bonus installment payment date. For the avoidance of doubt, except in the case of a Qualifying Termination, if the termination of the Officer’s employment with the Company or the Officer’s resignation from his employment with the Company occurs prior to the date that an installment of the Retention Bonus is payable, then the Officer shall not be entitled to any such unpaid installments.

4. Severance Payments. In the event of a Qualifying Termination and subject to the conditions set forth in Section 5 below, the Officer shall be entitled to continuation of his Base Salary (at the rate in effect on the last day of the Executive’s employment due to a Qualifying Termination (the “Termination Date”), or, if applicable, the Officer’s base salary rate in effect immediately prior to any Base Salary reduction that gave rise to a termination by the Officer for Good Reason) for a period of six (6) months following the Termination Date (the “Severance Payments). The Severance Payments (less applicable withholdings and deductions) shall, subject to the terms of Section 6 below, be payable in installments in accordance with the Company’s customary payroll practices and procedures, commencing on the first regular payroll date of the Company that occurs after the date the Release Agreement becomes effective and is no longer subject to revocation; provided, however, the first payment shall include the cumulative amount of payments that would have been paid to the Officer during the period of time between the Termination Date and the date such Severance Payments commence had such payments commenced immediately following the Termination Date.

It is understood and agreed that the Severance Payments are in in lieu of (and not in addition to) any obligation of the Company to provide the Officer with advance notice of termination and, accordingly, the second, third and fourth sentences of Section 1 of the Original Employment Agreement are hereby deleted and replaced with the following:

“After expiration of the Term, this Agreement may be terminated by the Company at any time upon written notice to the Officer of its intent to terminate the Agreement. After expiration of the Term, and prior to the effective date of the termination of the Officer’s employment (all such periods after the expiration of the Term shall be referred to hereinafter, individually and collectively, as the “Term Extension”), this Agreement shall remain in full force and effect. You shall have the right to terminate this Agreement at any time upon written notice to the Company”

It is further understood and agreed that the Severance Payments are in lieu of (and not in addition to) any severance or similar payments/benefits pursuant to any Company severance or similar plan/policy in place from time to time.

5. Release Agreement. Payment of the Severance Payments set forth in Section 4 above are expressly contingent upon the Officer executing the Release Agreement within 21-days (or 45-days in the case of a group termination) following the Officer’s receipt of the Release Agreement and not revoking the Release Agreement within the 7-day time period that will be set forth therein. The Release Agreement will be provided to the Officer within 10 days following the Termination Date.

6. Section 409A. All payments under this Second Amendment are intended to comply with, or be exempt from the requirements of, Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Section 6, “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Second Amendment to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Second Amendment is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Second Amendment must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Officer shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Officer’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the last day of the Officer’s employment with the Company. In no event may the Officer, directly or indirectly, designate the calendar year of payment. Accordingly, notwithstanding anything set forth in Section 4 above to the contrary, if the 21-day (or, in the case of a group termination, 45-day) period in which the Officer has to execute and deliver the Release Agreement covers more than one calendar year, the Severance Payments pursuant to Section 4 above will commence in the second calendar year (on the first regular pay date of such calendar year following the date that the Release Agreement becomes effective and is no longer subject to revocation, unless such later date is required by this Section 6 above), regardless of whether the Officer executes and delivers the Release Agreement in the first or second calendar year encompassed in such 21-day (or 45-day) period. Further, notwithstanding anything contained herein to the contrary, the Officer shall not be considered to have terminated employment with the Company for purposes of Section 4 above unless the Officer would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Officer by Section 409A or damages for failing to comply with Section 409A.

7. Miscellaneous.

(a) Except as specifically modified by this Second Amendment, all terms of the Employment Agreement shall remain unmodified and in full force and effect.

(b) Nothing in this Second Amendment shall alter, subject to the terms and conditions included within the Employment Agreement and this Second Amendment, (i) the Company’s right to terminate the Officer’s employment at any time for any reason or no reason upon written notice to the Officer; or (ii) the Officer’s right to resign from his employment for any reason or no reason upon written notice to the Company.

(c) This Second Amendment shall be governed by the laws of the State of New Jersey.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date first above written.

EMERSON RADIO CORP.

By:	/s/ John Batchelor
Name:	John Batchelor
Title:	Chairman of the Board

/s/ Andrew L. Davis
Andrew L. Davis